Exhibit 19.1

agilon health, inc.
Insider Trading Policy
BACKGROUND/PURPOSE:
This policy (this “Policy”) of agilon health, inc. and its subsidiaries (the “Corporation”) concerns trading in the Securities of the Corporation or its affiliates, as well as trading in Securities of other companies. (“Securities” means the common stock or debt securities (such as bonds or debentures) or any other equity securities (such as warrants, options or preferred stock) of, or derivative securities relating to, a company.) This Policy applies to all directors, officers and employees of the Corporation, and to their immediate family members and other persons living in their households (“Corporation Associates” or “you”). Sections 3 and 4 of this Policy include special restrictions and procedures for “Designated Insiders” and “Section 16 Insiders,” as defined in those sections.
The Corporation’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all your transactions in Securities conform to U.S. securities laws and avoid even the appearance of impropriety.
All Corporation Associates must familiarize themselves with this Policy and abide by it. Violations of this Policy may result in civil and criminal penalties under U.S. securities laws, and in disciplinary action by the Corporation, up to and including termination of employment. However, this Policy, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact-specific, and evolving. These procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
POLICY:
1.Prohibition Against “Insider” Trading and Tipping (Applies to All Corporation Associates)
a.Who is an Insider?
i.Anyone who possesses material information about the Corporation or its affiliates that such person obtained directly or indirectly from the Corporation may be considered an “insider” under U.S. securities laws. In addition to officers and directors (and to some extent certain other employees) of the Corporation, certain individuals outside of the Corporation can become “temporary insiders” by having a special confidential relationship with the Corporation resulting in access to material, non-public information.

Such persons can include, for example, outside attorneys, accountants, actuaries, consultants, advisors and bank lending officers.
b.What is Insider Trading?
i.The term “insider trading” is not defined in any of the federal securities laws, but generally refers to trading in securities on the basis of material, non-public information as further described below. The term “tipping” means sharing material, non-public information with a third party, whether or not for compensation.
ii.You may not, directly or indirectly, purchase or sell Securities of the Corporation or its affiliates while in possession of material, non-public information concerning the Corporation or its affiliates. Similarly, you may not trade in the Securities of another company if you obtained material, non-public information about that company in the course of your employment by the Corporation. In addition, you may not give material, non-public information to another person; you and any person to whom you provide any material, non-public information would potentially be subject to fines and imprisonment. Insider trading and tipping are civil and criminal violations of law. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation) are not exceptions.
iii.Ensuring the confidentiality of non-public information is the single most important step to minimizing the risk of illegal insider trading and tipping. Therefore, all Corporation Associates must ensure the confidentiality of information to which they have access. This means that unless the information is otherwise publicly available, you must limit access to that information to Corporation Associates who have a reasonable need to know the information for the purpose of carrying out the assignment for which the information is furnished. Special confidentiality agreements may be required for others (including outside business associates, governmental agencies and trade associations), seeking access to material, non-public information. For further information regarding when the Corporation requires a confidentiality agreement, please contact the Vice President, Legal Services. Do not discuss business matters in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities as well as public online and social media platforms.
c.What is Material, Non-Public Information?
i.Whether information is material is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight. Information is

“material” if it would be likely to affect the stock price of the Corporation or its affiliates, or if it would be important to a reasonable investor in making a decision about whether to buy, hold or sell Securities of the Corporation or its affiliates. Either positive or negative information may be material. Here are some examples of information which, if not publicly known, could be material inside information:
1.financial results and other earnings information;
2.financial forecasts and plans, including the ability to meet previous forecasts and the investment community’s estimates;
3.possible acquisitions, dispositions, joint ventures and other major transactions;
4.major personnel or management changes;
5.information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains, medical revenue or medical margin);
6.the gain or loss of significant partnerships or payor relationships;
7.a major lawsuit or governmental or payor investigation;
8.development of a significant new product or process;
9.significant labor, partner or payor disputes;
10.a change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;
11.a new issuance of stock or debt or other significant financing developments (e.g. defaults, repurchase plans, stock splits);
12.changes in long-term debt ratings;
13.a possible change in control; or
14.any non-public information (even information not exclusively relating to the business of the Corporation or its affiliates) that could reasonably be expected to affect the price of Securities of the Corporation or its affiliates.
ii.Material information about the Corporation or its affiliates should be considered non-public unless there is a certainty that it is publicly available. For example, Corporation Associates should assume that the information is not public unless the information has been disclosed in a press release, in a public filing (such as a report filed or furnished on Form 10-K, Form 10-Q or Form 8-K) made with the U.S. Securities and Exchange Commission (the “SEC”) or in materials provided to shareholders (such as an annual report, investor letter, prospectus or proxy statement), or is available through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time has passed (i.e., at least two full business days) so that the marketplace has had an opportunity to digest the information.
iii.If you wish further clarification about whether particular information is publicly available, please contact the Vice President, Legal Services of the Corporation.
d.How else can I act to avoid tipping someone about material, non-public information?
i.In addition to limiting access to information as discussed above, to avoid potentially tipping someone consider the following:
1.mark material, non-public information “Confidential” so that everyone knows that it should be kept confidential and keep the information somewhere not generally accessible to others;
2.refer questions about the Corporation from the media to the Media Relations and Investor Relations Departments and from investors or financial analysts to the Corporation’s Vice President, Investor Relations;
3.do not discuss business matters in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities;
4.never discuss the Corporation in an internet chat room, on a social media platform or on a non-Corporation website; and
5.never give trading advice of any kind to anyone concerning Corporation Securities.
e.Is this Policy Limited to Trading in Securities of the Corporation or its affiliates?
i.No, the prohibition on insider trading in this Policy is not limited to trading in Securities of the Corporation or its affiliates. It is a violation of this Policy to trade in the Securities of another company if you obtained material, non-public information about that company in the course of your employment by the Corporation. It is important to recognize that you may come into possession of material, non-public information concerning other companies in the ordinary course of your employment responsibilities, such as dealings with major customers, suppliers or other parties to business transactions

(e.g., acquisitions, investments or sales). Remember that information that is not material to the Corporation or its affiliates may nevertheless be material to one of those other companies, and it is not permissible under this Policy for you to make personal use of material, non-public information gained in the course of your employment.
f.What are the penalties for violating U.S. insider trading laws?
i.Potential penalties for an insider trading violation under U.S. securities laws include (a) imprisonment of up to 20 years, (b) a criminal fine of up to $5 million (no matter how small the profit gained or loss avoided) and (c) civil penalties of up to three times the profit gained or loss avoided. If the Corporation fails to take appropriate steps to prevent illegal insider trading, the Corporation may have “controlling person” liability for trading violations, with a criminal penalty of up to $25 million and civil penalties of up to the greater of $1 million or the three times the profit gained or loss avoided. The civil penalties can extend personal liability to the Corporation’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
ii.If any Corporation Associate is found to have violated the securities laws (whether or not prosecuted or sued by a government authority or private party) or to have violated this Policy, such person will be subject to dismissal or other sanctions and to possible claims by the Corporation for damages sustained by reason of his or her activities.
g.Does the Policy Cover the Exercise of Employee Stock Options?
i.This Policy does not apply to the exercise of an employee stock option that does not involve any market sale, or to the exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
h.Does the Policy Apply to the Employee Stock Purchase Plan?
i.It is anticipated that the Corporation will implement an employee stock purchase plan (the “Stock Purchase Plan”). While you possess material, non-public information about the Corporation, you may not: (A) initially enroll in the Stock Purchase Plan; (B) increase your level of direct deposits to be invested through the Stock Purchase Plan; or (C) sell or transfer to another party shares of the Corporation that you acquired through the Stock Purchase Plan.

The documents for the Stock Purchase Plan may describe additional transfer restrictions not related to this Policy. For example, the Stock Purchase Plan may require a six-month holding period for shares of the Corporation purchased under the plan.
ii.Regardless of whether you possess material, non-public information about the Corporation, once you have enrolled in a Stock Purchase Plan, you may: (A) continue to make automatic investments in shares of the Corporation through direct deposit; (B) reduce your level of direct deposits to be invested through the Stock Purchase Plan; or (C) terminate your direct deposit under the Stock Purchase Plan.
i.Does this Policy Cover Buying and Selling Corporation Stock in my 401(k) Plan?
i.The answer to this question depends on the transaction. The insider trading prohibition and blackout policy (as discussed below) do apply to many transactions in the Corporation’s 401(k) plan. The prohibitions and blackout policy do not apply to purchases of Corporation stock in the Corporation’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. However, the prohibition and blackout policy do apply to (A) an election to begin or terminate investing in the Corporation stock fund of the 401(k) plan, (B) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Corporation stock fund, (C) an election to make an intra-plan transfer of an existing account balance into or out of the Corporation stock fund, (D) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Corporation stock fund balance and (E) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Corporation stock fund.
j.May I always trade within the window period?
i.Not if you have material, non-public information. While you can usually trade during open window periods because material information about the Corporation has been publicly disclosed through the earnings release made before the window period began, you may never trade while in possession of material, non-public information. Additionally, members of the Corporation’s board of directors (the “Board of Directors”) and executive officers of the Corporation (“Executive Officers”) must pre-clear all transactions in or affecting the securities of the Corporation through the Vice President, Legal Services or his or her designee.

k.Are charitable or other gifts of the Corporation’s securities of covered under the Policy?
i.Charitable or other bona fide gifts of a securities are not subject to the restrictions of the Policy, except for the pre-clearance requirements for members of the Board of Directors and Executive Officers.
l.Does the Policy apply to charitable trusts and foundations and other civic organizations if I serve as an officer, director, trustee, etc. of such trust or foundation?
i.The Policy applies to any organization that is your “affiliate.” An organization is your affiliate if you or any member of your immediate family (living in your house) exercises control over the organization’s decision to engage in any transaction in securities or has a monetary interest in the securities held by the organization. For example, a family charitable foundation (where you are the trustee) would be your affiliate because you decide whether the foundation engages in any transaction in Corporation securities. In this circumstance, particularly if you are a Designated Insider, you should avoid participating in decisions about Corporation securities (and you may even want to cause the foundation to avoid Corporation securities altogether) to prevent the foundation from having to comply with trading window restrictions.
m.Does the Policy apply to the exercise of stock options when the exercise price is paid with a portion of the option shares?
i.Yes, this is called a cashless exercise. In a cashless exercise, your broker exercises your stock options and sells in the open market enough of the shares acquired on exercise to pay your exercise price. The broker then credits your account with the balance of shares. Because this involves a sale, this type of transaction is covered under the Policy.
n.Does the Policy prohibit using Corporation securities as collateral?
i.The Policy does not prohibit you from using Corporation securities as collateral. This means that you may open margin accounts using Corporation stock as collateral. You may also pledge Corporation stock as collateral in connection with a loan. You should be aware, however, that a margin or foreclosure sale that occurs when you are aware of material, non-public information may, under some circumstances, result in unlawful insider trading. You should exercise caution in holding Corporation securities in a margin account or pledging Corporation securities as collateral for a loan.

ii.In addition, Executive Officers and members of the Board of Directors are required to pre-clear all pledges of Corporation securities with the Vice President, Legal Services or the designee of the Vice President, Legal Services.
2.Additional Transactions of Concern (Applies to All Corporation Associates)
a.Short Sales
i.Short sales of Securities of the Corporation or its affiliates evidence an expectation on the part of the seller that such Securities will decline in value, and signal to the market an absence of confidence in the short-term prospects of the Corporation or its affiliates. In addition, short sales may reduce the seller’s incentive to improve the performance of the relevant company. For these reasons, short sales of Securities of the Corporation or its affiliates are prohibited by this Policy. Moreover, Section 16(c) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) generally prohibits officers and directors from engaging in short sales.
b.Publicly Traded Options
i.A transaction in publicly traded options is, in effect, a bet on the short-term movement of the equity of the Corporation or its affiliates and creates the appearance that the Corporation Associate is trading based on inside information. Transactions in options also may focus a Corporation Associate’s attention on short-term performance at the expense of the long-term objectives of the relevant company. Accordingly, transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market) with respect to the equity of the Corporation or its affiliates are prohibited by this Policy.
c.Hedging Transactions
i.Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the applicable Security, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the company’s other shareholders. Therefore, such hedging or monetization transactions with respect to Securities of the Corporation or its affiliates are prohibited by this Policy.
d.Margin Accounts and Pledges

i.Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Corporation Securities pursuant to a blackout period restriction. Therefore, the Corporation prohibits you from pledging Corporation Securities as collateral for a loan.
3.Special Trading Restrictions on Designated Insiders
a.Trading Blackout Periods
i.In addition to the general prohibition applying to all Corporation Associates, there are further trading restrictions on certain Corporation officers, directors and employees who routinely have access to material, non-public information, specifically including (A) all directors and officers of the Corporation, (B) the CEO (C) all persons reporting directly to the CEO (collectively, “CEO Direct Reports”), (D) all persons reporting directly to the CEO Direct Reports, (E) the CFO, Chief Business Officer, Chief Accounting Officer and all persons in the finance organization of the Corporation having access to the unreported consolidated financial results or projections of the Corporation, (F) Market Medical Directors, (G) any member of the Legal, Internal Audit, IT Security, Investor Relations, or Accounting Departments, and (H) any member of the extended executive management team having access to the Corporation’s unreported financial results and projections (collectively, “Designated Insiders”). A list of current Designated Insiders is maintained by the Vice President, Legal Services of the Corporation and will be updated from time to time.
ii.Purchases and sales of Securities of the Corporation or its affiliates by Designated Insiders, as well as their immediate family members, any other persons living in a Designated Insider’s household and any entities a Designated Insider may control (each, a “Related Person”), will not be permitted at the following times when material, non-public information may exist:
1.During the period beginning 15 days prior to the end of each fiscal quarter and ending after the second full business day following the release of the Corporation’s quarterly or annual earnings results, as applicable.
2.The Corporation may on occasion issue interim earnings guidance and other potentially material information by way of press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Corporation is in the process of assembling the information to be released and until the information has been released and fully absorbed into the market.
3.Such other periods as to which Designated Insiders will be specifically advised.
b.Rule 10b5-1 Plans
i.A Designated Insider may be able to trade in Securities of the Corporation or its affiliates during the restricted periods set forth above if the Designated Insider has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders to establish a defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, and is entered into at a point in time when the insider does not possess material, non-public information. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Designated Insider would otherwise be blocked by a blackout period or the possession of material, non-public information.
ii.Designated Insider’s Rule 10b5-1 plan must (A) be in writing and in a form acceptable to the Corporation; (B) be acknowledged in writing by the Vice President, Legal Services of the Corporation prior to the plan becoming effective; (C) contain such terms and conditions as may be required by Rule 10b5-1; and (D) not be entered into during a blackout period or when the Designated Insider is in possession of material, non-public information.
c.Mandatory Pre-clearance Procedure
i.Designated Insiders and any Related Person may not engage in any transaction involving Securities of the Corporation or its affiliates, including gifts, without first obtaining pre-clearance of the transaction from the Vice President, Legal Services of the Corporation. A request for pre-clearance should be submitted to the Vice President, Legal Services at equity@agilonhealth.com at least five business days before the proposed transaction. The Vice President, Legal Services will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within the time period agreed to by the Vice

President, Legal Services, it must be re-approved before it may be consummated at a later date.
ii.Transactions effected pursuant to Corporation-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction if the plan complies with Rule 10b5-1, e.g., it specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and amounts. Any Designated Insider or Related Person who effects a transaction pursuant to such a plan (or his or her broker) must, however, report the specific transaction to the Vice President, Legal Services of the Corporation no later than the day on which such person becomes aware of the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient “notice.”
d.Certification
i.All Designated Insiders must certify annually their understanding of, and intent to comply with, the procedures set forth in this Policy. Please copy, complete and return the required certification (attached as Exhibit B to this Policy) to the Vice President, Legal Services of the Corporation immediately and, thereafter, no later than November 30 of each year.
4.Section 16 Insiders
Section 16 of the Exchange Act and the regulations thereunder require officers and directors of the Corporation (“Section 16 Insiders”) to report to the SEC numerous types of transactions in Corporation equity. Such reporting is generally made on an SEC-prescribed document known as a “Form 4.”
The required reporting of transactions in Corporation equity by Section 16 Insiders requires timely communication between those individuals and the Corporation. Each Section 16 Insider must notify the Vice President, Legal Services immediately after any transaction in Corporation equity.
A list of current Section 16 Insiders is attached as Exhibit A to this Policy. The Vice President, Legal Services of the Corporation will update that list from time to time.
a.Reminders and Alerts; Power of Attorney
i.Because the risk of late Form 4 filings and filings containing inaccurate information is considerable, and because of heightened public scrutiny, we will be sending to Section 16 Insiders periodic preventive reminders and alerts during the course of the year. In addition, in order to enable the Corporation to prepare and file Forms 4 on a timely basis, Section 16 Insiders must sign and return a power of attorney, a copy of which is attached as Exhibit D.

b.Use of Brokers by Section 16 Insiders
i.We have established a coordinated procedure with UBS Financial Services Inc. (“UBS”). Those Section 16 Insiders who are not currently using UBS as their broker are encouraged to enter all their transactions in equity of the Corporation or its affiliates through UBS (UBS will not seek to reinvest the funds from these transactions or seek any of your other securities business.)
ii.Whether Section 16 Insiders choose to utilize UBS or their own broker, we require that Section 16 Insiders and their brokers sign the Broker Instruction/Representation attached as Exhibit C to this Policy, which imposes two requirements on the broker handling transactions by Section 16 Insiders in equity of the Corporation or its affiliates:
1.To not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
a.first verifying with the Corporation that the transaction was pre-cleared; and
b.complying with the brokerage firm’s compliance procedures.
2.To report immediately to the Corporation via
a.telephone and
b.in writing (via e-mail) the details of every transaction involving equity of the Corporation or its affiliates including gifts, transfers, pledges, and all 10b5-1 transactions.
iii.Section 16 Insiders should sign and have their brokers sign the enclosed Broker Instruction/Representation Form, attached as Exhibit C, and return it to us no later than 10 business days prior to the completion of any transaction with such broker. If a Broker Instruction/Representation Form has already been completed for the Section 16 Insiders broker, such insider should contact the Vice President, Legal Services to confirm if an additional form is required.
5.Post-Termination Transactions
a.This Policy continues to apply to your transactions in Securities of the Corporation or its affiliates even after you are no longer employed by the Corporation. If you are in possession of material, non-public information when your employment terminates, you may not trade in such Securities until that information has become public or is no longer material.
6.Assistance with Compliance

a.The ultimate responsibility for adhering to this Policy and avoiding improper Securities transactions rests with each Corporation Associate. If you violate this Policy the Corporation may take disciplinary action against you, up to and including dismissal for cause.
b.Any Corporation Associate who has any questions regarding this Policy or who is unsure whether information relating to the Corporation, its affiliates or any other publicly traded company is “material,” or whether it has been disclosed to the public, should contact the Vice President, Legal Services of the Corporation before taking any action. You should not try to resolve these issues on your own, as the rules under U.S. securities laws relating to insider trading are complex and violations can result in severe consequences. Although the Vice President, Legal Services will advise you of the Corporation’s position, there is no personal attorney-client relationship between you and any attorney in the Legal Department of the Corporation.
7.No Third Party Beneficiaries
a.This Policy has been adopted to protect the good name, reputation, franchises, assets, businesses and prospects of the Corporation and its affiliates. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others having business relations with such entities.
8.Modification and Waiver
a.The Board of Directors or the Vice President, Legal Services can modify the terms of, or waive compliance with, this Policy unilaterally at any time without notice. Determinations, interpretations and other actions taken by the Corporation under this Policy shall be final, binding and conclusive for all purposes and upon all persons.
For More Information
If you have a question about this Policy or its application to a particular situation, please contact the Vice President, Legal Services at lyn.macaraeg@agilonhealth.com. If you observe potential violations of this Policy, please talk to your manager, send an email to Chief Compliance Officer at complianceAH1@agilonhealth.com, via the compliance web form located on the Corporation’s website or call the Compliance Hotline toll free at (833) 668-8638.

CROSS-REFERENCED P&PS:
NONE

ADDENDUM/ATTACHMENT:

NONE

Exhibit A

Section 16 Insiders
Section 16 Insiders

•All directors of the Corporation
•All executive officers of the Corporation

Exhibit B
CERTIFICATION
I certify that:
1.I have read and understand the agilon health, inc. (the “Corporation”) Policy on Trading in Securities (the “Policy”). I understand that the Vice President, Legal Services of the Corporation is available to answer any questions I have regarding the Policy.
2.I will continue to comply with the Policy for as long as I am a Corporation Associate (as defined in the Policy) and thereafter for as long as I am in possession of any material, non-public information (concerning the Corporation or another company) that I have obtained in the course of my employment with the Corporation.
Date: ___________________________________

Signature: _______________________________

Print Name: ______________________________

                                        Exhibit C
BROKER INSTRUCTION/REPRESENTATION

TO: [Broker] ______________________________________________
FROM: [Your Name] _______________________________________
RE: Pre-clearance Procedure for All Transactions, Including Transfers, etc. involving securities of agilon health, inc.
In order to comply with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, agilon health, inc. (the “Corporation”) has instituted compliance procedures that require you to sign this form and immediately return it to the Corporation.
1.I authorize the Corporation and you, my securities broker, to implement procedures for reporting to the Corporation all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Corporation equity, including transfers such as gifts, pledges, hedges, etc. and other changes in beneficial ownership.

2.Prior to executing any instruction (other than pursuant to any Rule 10b5-1 pre-approved plan) from me involving Corporation equity, you agree that you will verify with the Corporation that my proposed order instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.
3.Immediately upon execution of any transaction or instruction involving Corporation equity (including Rule 10b5-1 transactions), you agree to provide all the details of the transaction to the Corporation, both
    a) by telephone and
    b) in writing (by e-mail).
                            Thank you.

By:_______________________________ (Section 16 Insider)
Print Name:______________________

                        Exhibit C (Continued)

I agree to comply with all the above procedures.
By:_________________________________
Broker
Print Name:________________________
Brokerage Firm Name:_______________
Address:___________________________
Phone:_____________________________
E-Mail:_____________________________
Fax No.:____________________________

By:_________________________________
     Branch Manager
Print Name:________________________

Please immediately complete, sign and fax this form to __________ at __________. In addition, please mail a copy to ___________________________________.

Exhibit D
POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of ___________________ and ______________________, signing singly, the undersigned’s true and lawful attorney-in-fact to:
1.execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of agilon health, inc. (the “Corporation”), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;
2.do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
3.take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Corporation assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Corporation, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this ___ day of ___________, 20__.

____________________________________
Signature